Exhibit 10.1
EMS TECHNOLOGIES, INC.
Compensation of Non-Employee Directors
November 5, 2010
Annual Retainer — $40,000, paid quarterly (40%, or $16,000, automatically paid in deferred stock units under the Deferred Compensation Plan discussed below)
Additional Annual Retainer for Chairman of the Board — $100,000
Additional Annual Retainer for Chairman of the Audit Committee — $20,000
Additional Annual Retainer for Chairman of the Compensation Committee — $10,000
Additional Annual Retainer for Chairman of the Science & Technology Committee — $10,000
Board Meeting Fees — $2,500 for attendance in person, $1,000 for telephonic attendance; $1,000 for second day of a multi-day meeting
Committee Meeting Fees — $2,000 ($1,000 for second day of multi-day meeting) for attendance in person at a meeting occurring on a day other than the day of either a Board meeting or another committee meeting for which a particular director is compensated; $500 for telephonic attendance, or for a meeting occurring on the day of either a Board meeting or another compensated committee meeting; includes non-members if attending at the invitation of the Committee Chair
Options — 15,000 shares upon initial election (vesting 3,000 per year), exercisable at market price on date of grant

5,000 shares per year upon each re-election, vesting after 6 months and exercisable at market price on date of grant

Once vested, all options remain exercisable for six years from grant
Phantom Stock Deferred Compensation Plan — Each director may elect to designate all or a portion of his remaining cash compensation to purchase phantom EMS share units at current market prices. Cash payout occurs following retirement as a director or, for voluntary deferrals, after 5 years, subject to the director’s limited right to further defer. Payment is based on market value of the common stock at the time paid, and is taxable income to the director only at that time.
Umbrella Liability Insurance — $3 million personal liability coverage above normal limits under personally-maintained household/auto policies
Travel Expenses — The Company reimburses travel expenses incurred in connection with activities as a member of the Board and its Committees. An additional $1,000 each way is paid to any director traveling to or from a home located more than two time zones from the meeting site.
Liability Protection —
•	Corporate D&O insurance ($20 million, primary policy from St. Paul)

•	$30 million additional coverage for the non-employee directors as a group

•	Georgia statutory exculpation provisions in Articles of Incorporation

•	Shareholder-approved indemnification (including for shareholder derivative suit expenses and judgments)